                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   3 )*
                                             -----


                             TUSCARORA INCORPORATED
                    ----------------------------------------
                                (NAME OF ISSUER)


                        COMMON STOCK, without par value
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   900902 10 7
                    ----------------------------------------
                                 (CUSIP NUMBER)


CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / / . (A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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CUSIP NO. 900902 10 7                                                       13G
          --------------------------


         -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                      JACK FARKAS
                                      ###-##-####
         -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (A) [  ]
                                      NOT APPLICABLE                    (B) [  ]
         -----------------------------------------------------------------------

   3     SEC USE ONLY


         -----------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      UNITED STATES OF AMERICA
         -----------------------------------------------------------------------

                             5        SOLE VOTING POWER
                                      486,000
        NUMBER OF            ---------------------------------------------------
         SHARES              6        SHARED VOTING POWER
      BENEFICIALLY                    0
        OWNED BY             ---------------------------------------------------
          EACH               7        SOLE DISPOSITIVE POWER
        REPORTING                     486,000
         PERSON              ---------------------------------------------------
          WITH               8        SHARED DISPOSITIVE POWER
                                      0
                             ---------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             486,000
         -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                             NOT APPLICABLE
         -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             5.13%
         -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
                             IN
         -----------------------------------------------------------------------


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                                                                   SCHEDULE 13-G

ITEM 1(A):        NAME OF ISSUER:

                  TUSCARORA INCORPORATED (THE "COMPANY")


ITEM 1(B):        ADDRESS OF ISSUER'S EXECUTIVE OFFICES:

                  800 FIFTH AVENUE
                  P.O. BOX 448
                  NEW BRIGHTON, PA 15066

ITEM 2(A):        NAME OF PERSON FILING:

                  JACK FARKAS


ITEM 2(B):        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  6315 FORBES AVENUE
                  PITTSBURGH, PA 15217


ITEM 2(C):        CITIZENSHIP:

                  UNITED STATES OF AMERICA


ITEM 2(D):        TITLE OF CLASS SECURITIES:

                  COMMON STOCK, WITHOUT PAR VALUE (THE "COMMON STOCK")


ITEM 2(E):        CUSIP NUMBER:

                  900902    10    7


ITEM 3:
                  NOT APPLICABLE


ITEM 4:           OWNERSHIP:


                           AS CALCULATED UNDER RULE 13D-3, I BENEFICIALLY OWNED, AS OF DECEMBER 31, 1997, 486,000 SHARES, OR 5.13% OF THE COMMON STOCK. I HAVE SOLE VOTING POWER AND
                           SOLE INVESTMENT POWER WITH RESPECT TO ALL 486,000 SHARES.


                                   PAGE 3 OF 5

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                                                                   SCHEDULE 13-G


ITEM 5:           OWNERSHIP OF 5% OR LESS OF A CLASS:

                  NOT APPLICABLE


ITEM 6:           OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:

                  NOT APPLICABLE


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE ULTIMATE PARENT COMPANY:

                  NOT APPLICABLE


ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE


ITEM 9:           NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE


                                   PAGE 4 OF 5

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                                                                   SCHEDULE 13-G


ITEM 10:          CERTIFICATION

                  NOT APPLICABLE

                  SIGNATURE

                  AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT WITH RESPECT TO ME IS TRUE, COMPLETE AND CORRECT.



                                            /S/ JACK FARKAS
                                            ------------------------------------
                                                JACK FARKAS


                                            DATE:        2/11/98
                                                 -------------------------------


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